Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK COMPLETES ACQUISITION OF ERGOTRON, INC.
Innovative leader of ergonomic digital display mounting and
mobility products to enhance Nortek's business portfolio.

PROVIDENCE, RI, December 17, 2010-Nortek, Inc. (“Nortek”) (OTC QB: NTKS), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, announced today it has completed the previously announced acquisition of Ergotron, Inc. (“Ergotron”), a privately held company based in St. Paul, Minnesota, for an aggregate consideration of approximately $280 million on a cash and debt free basis. Ergotron is a global leader in the design, manufacture and marketing of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays in the United States and other parts of the world.

For the twelve months ended September 30, 2010, Ergotron had unaudited net sales, operating earnings and depreciation and amortization expense of approximately $190 million, $28 million and $5 million respectively.

Ergotron's products include mounts, arms, carts and workstations that attach to a variety of display devices. The company sells its products under its own brand to I.T. distributors and resellers as well as to leading OEM partners in the personal computer industry.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims and the ability to meet the listing requirements of the New York Stock Exchange. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

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